Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for First Fiscal Quarter Ended June 30, 2020
CSWC Reports Pre-Tax Net Investment Income of $0.40 Per Share
Dallas, Texas – August 3, 2020 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the first fiscal quarter ended June 30, 2020.
First Quarter Fiscal Year 2021 Financial Highlights
•Total Investment Portfolio: $587.2 million
◦Credit Portfolio of $487.2 million:
▪90% 1st Lien Senior Secured Debt
▪$28.8 million in new committed credit investments
▪Weighted Average Yield on Debt Investments: 10.1%
▪No new credit investments placed on non-accrual during the quarter
•Three Upper Middle Market 1st Lien Senior Secured Debt investments currently on non-accrual with a fair value of $11.3 million, representing 1.9% of the total investment portfolio
◦Equity Portfolio of $43.2 million, excluding investment in I-45 Senior Loan Fund ("I-45 SLF")
▪$1.3 million in new committed equity co-investments
◦CSWC Investment in I-45 SLF of $56.8 million at fair value
▪I-45 SLF portfolio of $172.6 million
•Portfolio consists of 42 issuers: 96% 1st Lien Debt and 4% 2nd Lien Debt
▪$107 million of debt outstanding at I-45 SLF as of June 30, 2020
•I-45 SLF fund leverage of 1.51x debt to equity at fair value at quarter end
▪I-45 SLF paid a $1.8 million quarterly dividend to CSWC, an annualized yield of 12.5%
•Pre-Tax Net Investment Income: $7.2 million, or $0.40 per weighted average diluted share
•Dividends: Paid $0.41 per share Regular Dividend, $0.10 per share Supplemental Dividend
◦102% LTM Pre-Tax NII Regular Dividend Coverage
◦Total Dividends for the quarter ended June 30, 2020 of $0.51 per share
•Net Realized and Unrealized Portfolio Appreciation: $2.1 million
◦$4.7 million of net appreciation related to the upper middle market portfolio, including I-45 SLF
◦$2.6 million of net depreciation related to the lower middle market portfolio
•Balance Sheet:
◦Cash and Cash Equivalents: $15.0 million
◦Total Net Assets: $277.9 million
◦Net Asset Value (“NAV”) per Share: $14.95

In commenting on the Company's results, Bowen Diehl, President and Chief Executive Officer, stated, “This quarter we started to see some stabilization in both the Upper and Lower Middle Market portfolios. We saw very few draws on revolver commitments to our portfolio companies, several repayments of previous revolver draws associated with the shelter in place directives, limited amendments and waivers in the portfolio and recorded net appreciation of $2.1 million this quarter. From an investment rating perspective, our portfolio experienced two upgrades and zero downgrades, as well as no new non-accruing loans recorded during the quarter. We recently announced a $0.51 per share dividend for the quarter ended September 30, 2020, which was flat from the prior quarter. We continued to be active in the capital markets, having raised $5.7 million in equity capital under our existing at-the-market program in June. We were also able to significantly broaden our sources of capital and strengthen our balance sheet over the long term, having received a 'green light' letter from the U.S. Small Business Administration. We are hopeful to have our formal license application reviewed and approved by the end of this calendar year, which will allow us to access $175 million in cost effective debt capital to deploy in our lower middle market strategy. This is clearly a major milestone for Capital Southwest and one that we are very proud to have been able to accomplish.”

First Quarter Fiscal Year Investment Activities
During the quarter ended June 30, 2020, the Company originated investments in two new portfolio companies and five follow-on investments in existing portfolio companies, all totaling $30.0 million in capital commitments. New portfolio company investment transactions that occurred during the quarter ended June 30, 2020 are summarized as follows:
Central Medical Supply LLC, $7.5 million 1st Lien Senior Secured Debt, $1.5 million Revolving Loan, $1.5 million Delayed Draw Capex Term Loan, $0.9 million Preferred Equity: Central Medical Supply Group is a provider of outsourced equipment management services for the hospice market and other healthcare providers.
Coastal Television Broadcasting Holdings LLC, $8.9 million 1st Lien Senior Secured Debt, $0.5 million Revolving Loan: Coastal Television Broadcasting Company is a television broadcasting company that engages in the operating of broadcasting stations in duopoly or triopoly small- to mid-size markets, primarily in Alaska and Wyoming.

First Fiscal Quarter 2021 Operating Results
For the quarter ended June 30, 2020, Capital Southwest reported total investment income of $15.2 million, compared to $15.0 million in the prior quarter. The increase in investment income was primarily attributable to amendment fees received from portfolio companies, partially offset by a decrease in dividend income from I-45 SLF.
For the quarter ended June 30, 2020, total operating expenses (excluding interest expense) were $3.7 million, compared to $3.5 million in the prior quarter. The increase in expenses was primarily due to an increase in the cash compensation accrual in the current quarter.
For the quarter ended June 30, 2020, interest expense was $4.3 million as compared to $4.2 million in the prior quarter. The increase was due to an increase in the average debt outstanding on the Credit Facility (as defined below) offset by a drop in LIBOR.
For the quarter ended June 30, 2020, total pre-tax net investment income was $7.2 million, compared to $7.4 million in the prior quarter.
For the quarter ended June 30, 2020, tax expense remained flat at $0.4 million.
During the quarter ended June 30, 2020, Capital Southwest recorded total net realized and unrealized gains on investments of $2.1 million, compared to total net realized and unrealized losses on investments of $31.9 million in the prior quarter. For the quarter ended June 30, 2020, this included total net realized losses on investments of $5.5 million and net unrealized appreciation on investments of $7.6 million, of which $5.4 million was the reversal of net unrealized depreciation recognized in prior periods due to realized losses noted above. The net increase in net assets resulting from operations was $8.9 million for the quarter, compared to a net decrease of $25.0 million in the prior quarter.
The Company’s NAV at June 30, 2020 was $14.95 per share, as compared to $15.13 at March 31, 2020. The decrease in NAV per share from the prior quarter is due to the issuance of restricted stock awards.

Liquidity and Capital Resources
At June 30, 2020, Capital Southwest had approximately $15.0 million in unrestricted cash and money market balances, $182.0 million of total debt outstanding on the Credit Facility, $75.9 million, net of unamortized debt issuance costs, of the December 2022 Notes outstanding, and $73.6 million, net of unamortized debt issuance costs, of the October 2024 Notes outstanding. As of June 30, 2020, Capital Southwest had $139.6 million in available borrowings under the Credit Facility. The debt to equity ratio at the end of the quarter was 1.19 to 1.
In September 2019, the Company issued $65.0 million in aggregate principal amount of 5.375% Notes due 2024 (the “Existing October 2024 Notes”). On October 8, 2019, the Company issued an additional $10.0 million in aggregate principal amount of the October 2024 Notes (the "Additional October 2024 Notes" together with the Existing October 2024 Notes, the "October 2024 Notes"). The total net proceeds from the offering of the October 2024 Notes was $73.5 million, before offering expenses payable by us. The October 2024 Notes mature on October 1, 2024 and may be redeemed in whole or in part at any time prior to July 1, 2024, at par plus a “make-whole” premium, and thereafter at par. The October 2024 Notes bear interest at a rate of 5.375% per year, payable semi-annually on April 1 and October 1 of each year, beginning on April 1, 2020.
In December 2018, the Company entered into the Amended and Restated Senior Secured Revolving Credit Agreement (the "Amended and Restated Agreement"), and a related Amended and Restated Guarantee, Pledge and Security Agreement, to amend and restate its Senior Secured Revolving Credit Facility (the "Credit Facility"). On May 23, 2019, the Company entered into an Incremental Assumption Agreement, which increased the total commitments under the Credit Facility by $25 million. The increase was executed under the accordion feature of the Credit Facility and increased total commitments from $270 million to $295 million. On March 19, 2020, CSWC entered into an Incremental Assumption Agreement, which increased the total commitments under the accordion feature of the Credit Facility by $30 million, increasing total commitments from $295 million to $325 million.
On March 4, 2019, the Company entered into separate equity distribution agreements with certain sales agents through which it may offer and sell, from time to time, shares of its common stock having an aggregate offering price of up to $50,000,000 (the "Equity ATM Program"). On February 4, 2020, the Company (i) increased the maximum amount of shares of its common stock to be sold through the Equity ATM Program to $100,000,000 from $50,000,000 and (ii) added two additional sales agents to the Equity ATM Program. During the quarter ended June 30, 2020, the Company sold 373,177 shares of its common stock under the Equity ATM Program at a weighted-average price of $15.38 per share, raising $5.7 million of gross proceeds. Net proceeds were $5.6 million after commissions to the sales agents on shares sold. Cumulative to date, the Company has sold 1,868,265 shares of its common stock under the Equity ATM Program at a weighted-average price of $20.41, raising $38.1 million of gross proceeds. Net proceeds were $37.4 million after commissions to the sales agents on shares sold. As of June 30, 2020, the Company has $61.9 million available under the Equity ATM Program.
Additionally, I-45 SLF has total commitments outstanding of $150 million from a group of four bank lenders in its Deutsche Bank led credit facility, which is scheduled to mature in July 2022. As of June 30, 2020, I-45 SLF had $107 million in borrowings outstanding under its credit facility.

Share Repurchase Program
On January 25, 2016, Capital Southwest announced that its Board of Directors authorized the repurchase of up to $10.0 million of its common stock at prices below the Company’s net asset value per share as reported in its most recent financial statements. The Board authorized the share repurchase program because it believes that the Company’s common stock may be undervalued from time to time due to market volatility.
On March 26, 2020, the aggregate amount of the Company’s common stock purchased (inclusive of commission fees) pursuant to the share repurchase agreement met the threshold set forth in the share repurchase agreement and, as a result, the Company ceased purchasing common stock under the share repurchase program on such date. Cumulative to date, the Company has repurchased a total of 840,543 shares at an average price of $11.85 per share, including commissions paid. Accordingly, during the quarter ended June 30, 2020, the Company did not repurchase any shares of the Company's common stock under the share repurchase program.

Declared Dividend of $0.51 Per Share for Quarter Ended September 30, 2020
On May 28, 2020, the Board declared total dividends of $0.51 per share for the quarter ended September 30, 2020, comprised of a Regular Dividend of $0.41 per share and a Supplemental Dividend of $0.10 per share.

The Company's dividend will be payable as follows:

September 30, 2020 Dividend

Amount Per Share: $0.51
Ex-Dividend Date: September 14, 2020
Record Date: September 15, 2020
Payment Date: September 30, 2020
When declaring dividends, the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.
Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

First Quarter 2021 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Tuesday, August 4, 2020, at 11:00 a.m. Eastern Time to discuss the first quarter 2021 financial results. You may access the call by dialing (866) 502-8274 and using the Conference ID 3599199 at least 10 minutes before the call. The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/irm7dmom.
A telephonic replay will be available through August 11, 2020 by dialing (855) 859-2056 and using the Conference ID 3599199. An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest Form 10-Q for the period ended June 30, 2020 to be filed with the Securities and Exchange Commission and Capital Southwest’s First Fiscal Quarter 2021 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $278 million in net assets as of June 30, 2020. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $25 million investments across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: whether the SBA ultimately issues the SBIC license and the timing thereof; changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; regulatory changes; tax treatment and general economic and business conditions; and uncertainties associated with the impact from the COVID-19 pandemic, including its impact on the global and U.S. capital markets and the global and U.S. economy, the length and duration of the COVID-19 outbreak in the United States as well as worldwide and the magnitude of the economic impact of that outbreak; the effect of the COVID-19 pandemic on our business prospects and the operational and financial performance of our portfolio companies, including our ability and their ability to achieve their respective objectives, and the effects of the disruptions caused by the COVID-19 pandemic on our ability to continue to effectively manage our business.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2020 and subsequent filings, including the "Risk Factors" sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:

Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	June 30,	March 31,
	2020	2020
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $434,664 and $436,463, respectively)	$426,386	$421,280
Affiliate investments (Cost: $109,701 and $94,724, respectively)	104,041	92,032
Control investments (Cost: $80,800 and $68,000, respectively)	56,751	39,760
Total investments (Cost: $625,165 and $599,187, respectively)	587,178	553,072
Cash and cash equivalents	14,986	13,744
Receivables:
Dividends and interest	9,927	10,389
Escrow	1,150	1,643
Other	203	51
Income tax receivable	347	147
Deferred tax asset	1,298	1,402
Debt issuance costs (net of accumulated amortization of $2,932 and $2,720, respectively)	2,768	2,980
Other assets	1,239	1,531
Total assets	$619,096	$584,959

Liabilities
December 2022 Notes (Par value: $77,136 and $77,136, respectively)	$75,936	$75,812
October 2024 Notes (Par value: $75,000 and $75,000, respectively)	73,575	73,484
Credit facility	182,000	154,000
Other liabilities	4,688	4,883
Accrued restoration plan liability	3,047	3,082
Income tax payable	467	513
Deferred tax liability	1,524	963
Total liabilities	341,237	312,737

Commitments and contingencies (Note 10)

Net Assets
Common stock, $0.25 par value: authorized, 40,000,000 shares; issued, 20,927,652 shares at June 30, 2020 and 20,337,610 shares at March 31, 2020	5,232	5,085
Additional paid-in capital	316,939	310,846
Total distributable earnings	(20,375)	(19,772)
Treasury stock - at cost, 2,339,512 shares	(23,937)	(23,937)
Total net assets	277,859	272,222
Total liabilities and net assets	$619,096	$584,959
Net asset value per share (18,588,140 shares outstanding at June 30, 2020 and 17,998,098 shares outstanding at March 31, 2020)	$14.95	$15.13

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended
	June 30,
	2020	2019
Investment income:
Interest income:
Non-control/Non-affiliate investments	$10,069	$9,031
Affiliate investments	2,576	2,050
Control investments	—	265
Dividend income:
Non-control/Non-affiliate investments	183	87
Affiliate investments	—	19
Control investments	1,774	3,913
Interest income from cash and cash equivalents	3	16
Fees and other income	559	418
Total investment income	15,164	15,799
Operating expenses:
Compensation	1,720	2,021
Share-based compensation	612	837
Interest	4,328	3,806
Professional fees	570	626
Net pension expense	33	36
General and administrative	732	789
Total operating expenses	7,995	8,115
Income before taxes	7,169	7,684
Income tax expense	350	324
Net investment income	$6,819	$7,360

Realized (loss) gain
Non-control/Non-affiliate investments	$(5,547)	$1,049
Affiliate investments	—	1
Control investments	—	167
Total net realized (loss) gain on investments, net of tax	(5,547)	1,217

Net unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	6,905	(2,972)
Affiliate investments	(2,967)	1,206
Control investments	4,191	85
Income tax (provision) benefit	(524)	(183)
Total net unrealized appreciation (depreciation) on investments, net of tax	7,605	(1,864)

Net realized and unrealized gains (losses) on investments	$2,058	$(647)

Net increase in net assets from operations	$8,877	$6,713

Pre-tax net investment income per share - basic and diluted	$0.40	$0.44
Net investment income per share – basic and diluted	$0.38	$0.42
Net increase in net assets from operations – basic and diluted	$0.49	$0.38
Weighted average shares outstanding – basic	18,147,888	17,535,924
Weighted average shares outstanding – diluted	18,147,888	17,535,924